Exhibit 10.15

THIRD AMENDMENT TO
EMPLOYMENT AGREEMENT
THIS THIRD AMENDMENT TO EMPLOYMENT AGREEMENT (“Third Amendment”) is made effective the 29th day of November, 2017 (the “Effective Date”) by and between Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), and Neil E. Walkoff, an individual (“Executive”), with respect to the following facts and circumstances:
RECITALS

The Company and Executive entered into an Employment Agreement on October 13, 2014 (the “Original Agreement”), which was amended by the First Amendment to Employment Agreement effective January 1, 2016 and the Second Amendment to Employment Agreement effective January 1, 2017 (collectively, with the Original Agreement, the “Employment Agreement”).

The Company and Executive desire to amend the Employment Agreement pursuant to the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties hereto agree as follows:
AMENDMENT
1.    As of the Effective Date, Article 2, Section 2.1 of the Employment Agreement (Duties) is hereby deleted in its entirety and replaced with the following new Article 2, Section 2.1:

“2.1    Duties. Executive shall perform all the duties and obligations generally associated with the position of Executive Vice President, Operations with responsibility for oversight of River City Casino & Hotel (St. Louis, Missouri), Ameristar Casino Resort Spa St. Charles (St. Charles, Missouri), Boomtown New Orleans (Harvey, Louisiana), Ameristar Casino Hotel East Chicago (East Chicago, Indiana), Belterra Casino Resort (Florence, Indiana), Belterra Park Gaming & Entertainment Center (Cincinnati, Ohio), The Meadows Racetrack and Casino (Washington, Pennsylvania) and Ameristar Casino Hotel Vicksburg (Vicksburg, Mississippi) and such other properties as may be assigned from time to time by the Company’s Chief Executive Officer, subject to the control and supervision of the Company's Chief Executive Officer, and such other executive duties consistent with the foregoing as may be assigned to Executive from time to time by the Company. Executive shall report directly to the Company’s Chief Executive Officer. Executive shall perform the services contemplated herein faithfully, diligently, to the best of Executive’s ability and in the best interests of the Company. Executive shall at all times perform such services in compliance with, and to the extent of Executive’s authority, shall to the best of Executive’s ability cause the Company to be in compliance with, any and all laws, rules and regulations applicable to the Company of which Executive is aware. Executive shall, at all times and in all material respects adhere to and obey any and all written internal rules and regulations governing the conduct of the Company’s employees, as established or modified from time to time; provided, however, in the event of any conflict between the provisions of this Agreement and any such rules or regulations, the provisions of this Agreement shall control.”
2.    Except as modified herein, all other terms of the Employment Agreement shall remain in full force and effect. In the event of a conflict between the terms of the Employment Agreement and this Third Amendment, the terms of this Third Amendment shall apply. No modification may be made to the Employment Agreement or this Third Amendment except in writing and signed by both the Company and Executive.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed as of the date first written above.

EXECUTIVE	PINNACLE ENTERTAINMENT, INC.

/s/ Neil E. Walkoff	By: /s/ Anthony M. Sanfilippo
Neil E. Walkoff	Anthony M. Sanfilippo, Chief Executive Officer

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